Exhibit (k)(2)
FIRST AMENDMENT TO
KAYNE ANDERSON MLP INVESTMENT COMPANY
ADMINISTRATION AGREEMENT
     WHEREAS, Kayne Anderson MLP Investment Company, a Maryland corporation (the “Company”) and Ultimus Fund Solutions, LLC (the “Administrator”), an Ohio limited liability company, have entered into an Administration Agreement as of February 28, 2009 (the “Agreement”); and
     WHEREAS, the parties agree to amend the Agreement;
     NOW, THEREFORE, effective December 12, 2011, the Company and the Administrator agree to amend the Agreement as follows:
     1. Section 1. RETENTION OF ULTIMUS is hereby amended as follows:
     Sub-section (d) is deleted in its entirety and replaced with:
(d)	Oversee and review calculations of fees paid to Ultimus, the Company’s investment adviser, its custodian, and any other service providers of the Company as determined and recorded by the Company’s accounting agent;
     Sub-section (s) is deleted in its entirety and replaced with:
(s)	Draft the notice and agenda for any regularly scheduled board meetings, audit committee meeting or other meetings of committees of the board. Such notices and agendas will be subject to the approval of Company counsel and Company management prior to the distribution to the Board or any committee members thereof;
     2. Section 3. COMPENSATION OF ULTIMUS is hereby amended as follows:
     The first paragraph is deleted in its entirety and replaced with:
     For the services to be rendered, the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Company shall pay to Ultimus compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated based on monthly average net assets, and paid to Ultimus monthly. The Company shall also reimburse Ultimus for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at Board meetings.
     3. Section 7. INDEMNIFICATION is hereby amended as follows:
     The first paragraph is deleted in its entirety and replaced with:
     The Company agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and

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disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Company, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Company (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Company for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Company shall have no obligation to indemnify or reimburse Ultimus under this Article 7 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.
     4. Schedule A of the Agreement is hereby amended as follows:
FEES
     In consideration of services rendered and expenses assumed pursuant to this Agreement and pursuant to the Administration Agreements between Ultimus and Kayne Anderson Midstream/Energy Fund, Inc., Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson Energy Development Company (the “Kayne Anderson Closed-end Funds” or individually a “Fund”), the Kayne Anderson Closed-end Funds will pay Ultimus a monthly fee calculated with respect to the combined net assets of the Kayne Anderson Closed-end Funds as follows:

Asset based
Average Monthly Net Assets	Administration Fee
First $2.5 billion	0.040%
Next $1.0 billion	0.030%
Next $2.5 billion	0.020%
Over $6 billion	0.015%
The fee is subject to an annual minimum of $1,000,000 ($83,333,33 monthly).
     Each Fund is responsible for its operating expenses, as set forth in Article 2 of each Administration Agreement between Ultimus and the Kayne Anderson Closed-end Funds.
     5. Except as amended hereof, the Agreement shall remain in full force and effect.
     Executed this 12th day of December, 2011

KAYNE ANDERSON MLP INVESTMENT COMPANY		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Terry A. Hart	By:	/s/ Robert G. Dorsey
	Terry A. Hart, Chief Financial Officer		Robert G. Dorsey, President

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